Exhibit 23.3


[GRAPHIC OMITTED]
GOODWIN PROCTER                    F. Beirne Lovely          Goodwin Procter LLP
                                   Jr., P.C.                 Counsellors at Law
                                   617.570.1180              Exchange Place
                                   blovely@                  Boston, MA 02109
                                   goodwinprocter.com        T: 617.570.1000
                                                             F: 617.523.1231


May 2, 2002



American Mortgage Acceptance Company
625 Madison Avenue
New York, NY   10022

Gentlemen:

      We are acting as special Massachusetts counsel for American Mortgage Acceptance Company (formerly known as American Mortgage Investors Trust), organized as what is commonly known as a Massachusetts business trust (the "Company").

      For purposes of this letter, we have examined (i) the Second Amended and Restated Declaration of Trust of the Company dated as of April 6, 1999 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on April 30, 1999), and as subsequently amended by amendments dated as of June 15, 1999 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on June 15, 1999), October 2000 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on October 23, 2000), and February 1, 2001 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on April 26, 2000) (collectively, the "Restated Declaration of Trust"), (ii) the Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), to be filed on or about May 2, 2002, relating to registration by the Company of common shares of beneficial interest ("Common Shares") and preferred shares of beneficial interest ("Preferred Shares"); (iii) a Certificate of the Secretary of State of The Commonwealth of Massachusetts dated February 15, 2002 as to the organization and legal existence of the Company in Massachusetts; (iv) an executed copy of the Officer's Certificate dated and delivered to us on May 2, 2002 (the "Officer's Certificate"), in connection with this opinion, certifying, among other things, that the authorized capital stock of the Company as of the date hereof is 12,500,000 shares of beneficial interest; (v) the form of the certificate representing the Common Shares; and (vi) such other documents and records as we have deemed necessary for purposes of this opinion.

      With your approval, we have relied as to certain matters on information, certificates and representations obtained from public officials, officers of the Company and other sources believed by us to be responsible. In particular, with respect to the opinion expressed in paragraph 1 as to the Company's legal existence and good standing under the laws of The Commonwealth of Massachusetts, we have relied solely upon the certificate described in clause (iii) above. In rendering the opinions expressed herein, we have assumed the genuineness


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American Mortgage Acceptance Corporation
May 2, 2002
Page 2


of all signatures (other than the Company, in respect of which we have relied solely upon the incumbency portions of the Officer's Certificate), the authenticity of all agreements, documents, instruments and certificates submitted to us as originals, the conformity with the originals of all agreements, documents, instruments and certificates submitted to us as copies and the legal capacity to sign of all individuals executing such agreements, documents, instruments and certificates, including, without limitation, the Officer's Certificate (collectively, the "Documents"). As to facts material to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, all statements, representations and warranties contained in the Documents. We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, any of the Documents or any of the transactions contemplated thereby.

      We also have assumed that the Company has complied with any order, rule, regulation or law (other than the laws of The Commonwealth of Massachusetts) which may be applicable to such party with regard to any aspect of the transactions contemplated hereby to the extent that any of the opinions expressed herein would be affected by the failure to so comply.

      We are members of the Bar of The Commonwealth of Massachusetts and our opinions herein are limited solely to the laws of The Commonwealth of Massachusetts, and we do not express any opinion as to the laws of the United States or any other state or jurisdiction. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under conflicts of laws principles or otherwise. We express no opinion as to any county, municipal, city, town or village ordinance, rule or regulation. We express no opinion herein with respect to the application of or compliance with any federal or state securities or blue sky laws or regulations (including, without limitation, any filing or notice requirements thereunder), and for purposes of this opinion have assumed compliance by all parties with such laws and regulations.

      We express no opinion except as expressly set forth in the numbered paragraphs below and no opinions shall be implied. We express no opinion as to tax, environmental, antitrust or unfair competition laws or the law of fiduciary duty, or any of the rules and regulations promulgated thereunder. We express no opinion as to the consent, approval, authorization, order, registration or qualification of or with any court, government agency or body other than those relating to the organization and existence of the Company under the laws of The Commonwealth of Massachusetts.

Based upon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, under the laws of The Commonwealth of Massachusetts:


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American Mortgage Acceptance Corporation
May 2, 2002
Page 3


1. The Company is duly formed and validly existing under the laws of The Commonwealth of Massachusetts pursuant to its Restated Declaration of Trust as what is commonly known as a Massachusetts business trust, with the power to conduct its business as described in the prospectus constituting a part of the Registration Statement.

2. When issued and sold, and when full payment therefor has been received by the Company, as described in the Registration Statement, the Common Shares and (when duly authorized and designated as such by the Company's Board of Trustees in accordance with the Company's Restated Declaration of Trust) the Preferred Shares will, under the laws of The Commonwealth of Massachusetts, be duly and validly issued, fully paid and nonassessable by the Company.

      We hereby consent to the reliance on this opinion by Paul, Hastings, Janofsky & Walker LLP, to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption "Legal Matters" in the Registration Statement.

Sincerely,


/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP

cc:   Paul, Hastings, Janofsky & Walker LLP